                                                                    EXHIBIT 12.1
                                RCN CORPORATION

                      RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                                                                            QUARTER
                                                             FOR THE YEAR ENDED DECEMBER 31,                 ENDED
                                                --------------------------------------------------------    MARCH 31,
                                                  1993        1994        1995        1996        1997        1998
                                                --------    --------    --------    --------    --------    --------
Income (loss) from continuing operations        $ 10,711    $  6,171    $  6,838    $(4,068)    $(73,522)   $(81,527)
   before income taxes........................  --------    --------    --------    --------    --------    --------
Minority interest in income of consolidated
   entities...................................       (85)        (95)       (144)         --          --          --
                                                --------    --------    --------    --------    --------    --------
Fixed Charges:

   Interest on long-term and short-term debt
      including amortization of debt expense..     1,167      16,669      16,517      16,046      25,602      22,735
                                                --------    --------    --------    --------    --------    --------
   Total fixed charges........................     1,167      16,669      16,517      16,046      25,602      22,735
                                                --------    --------    --------    --------    --------    --------
Earnings before income taxes and
   fixed charges..............................  $ 11,793    $ 22,745    $ 23,221    $ 11,978    $(47,920)   $(58,792)
                                                ========    ========    ========    ========    ========    ========
Ratio of earnings to fixed charges............     10.11        1.36        1.41        0.75        1.87       (2.59)
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For purposes of computing the ratio, earnings are income from continuing operations less minority interest in income of consolidated entities and plus fixed charges. Fixed charges consist of interest on long- and short-term debt including amortization of debt expense. The ratio of earnings to fixed charges for the year ended December 31, 1997 is less than 1 and therefore the earnings are inadequate to cover the fixed charges by $73,522. The ratio of earnings to fixed charges for the quarter ended March 31, 1998 is less than 1 and therefore the earnings are inadequate to cover the fixed charges by $81,527.